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                        VENABLE, BAETJER AND HOWARD, LLP

                    1800 MERCANTILE BANK AND TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

                                                                       EXHIBIT 8

                                          , 1997

Farmers Bank of Mardela Springs
835 Snow Hill Road
Salisbury, Maryland 21804

Mercantile Bankshares Corporation
Two Hopkins Plaza
Baltimore, Maryland 21201

                            Re:MERGER OF FARMERS BANK OF MARDELA SPRINGS INTO
                               PENINSULA BANK

Dear Sirs:

    We have acted as counsel to Mercantile Bankshares Corporation, a bank holding company organized under the laws of the State of Maryland ("Mercshares"), in connection with the proposed merger (the "Merger") of Farmers Bank of Mardela Springs, a Maryland commercial bank ("Farmers Bank"), into Peninsula Bank, a Maryland commercial bank ("Peninsula"), a wholly-owned subsidiary of Mercshares. The Merger will be effected pursuant to an Agreement and Plan of Affiliation and Merger dated December 10, 1996, by and among Farmers Bank, Peninsula and Mercshares (the "Merger Agreement"). Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Merger Agreement.

    In our capacity as counsel to Mercshares, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus included therein that was filed with the U.S. Securities and Exchange Commission, (iii) the Officer's Certificate of Mercshares and the Officer's Certificate of Farmers Bank (collectively the "Officer's Certificates"), and (iv) such other documents, instruments and information as we have deemed appropriate ((i-iv) collectively constituting the "Documents").

    In rendering this opinion, we have assumed, without independent verification:

        (i) the genuineness of all signatures,

        (ii) the authenticity of any Document submitted to us as an original,

       (iii) the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such Documents,

        (iv) each natural person executing any such instrument, document, or agreement is legally competent to do so,

        (v) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Officer's Certificates, and

        (vi) that the Merger will be effective under applicable state law.

    We also have assumed that the Merger will be consummated in the manner described in the Merger Agreement, and that as of the Effective Time, there will be no plan or intention (either present or pre-existing) on the part of the Farmers Bank stockholders to sell, exchange, transfer by gift or otherwise
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dispose of a number of shares of Mercshares stock received in the Merger that would reduce the Farmers Bank stockholders' ownership of Mercshares stock to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all the issued and outstanding shares of stock of Farmers Bank immediately prior to the Merger. Finally, we have assumed that to the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section1.368-1(e) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in REV. RUL. 73-54, 1973-1 C.B. 187.

    In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

    On the basis of and subject to the foregoing, we are of the opinion that:

        1. Provided that the Merger of Farmers Bank and Peninsula qualifies as a statutory merger under the applicable laws of the State of Maryland, the Merger will constitute a reorganization within the meaning of Section 368(a)(2)(D) of the Code, and Farmers Bank and Mercshares will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

        2. No gain or loss will be recognized by Peninsula, Mercshares or Farmers Bank as a result of the Merger.

        3. No gain or loss will be recognized by the Farmers Bank stockholders who receive solely Mercshares Common Stock in exchange for their Farmers Bank stock.

        4. Provided that the Farmers Bank stock is held as a capital asset at the Effective Time, the basis of the Mercshares Common Stock received by the Farmers Bank stockholders will be the basis of the Farmers Bank stock surrendered in exchange for such Common Stock decreased by the amount of any cash received by the Farmers Bank stockholder and increased by the amount of gain recognized by the Farmers Bank stockholder.

        5. Provided the Farmers Bank capital stock is held as a capital asset at the Effective Time, the holding period of the Mercshares Common Stock received by the Farmers Bank stockholders will include the holding period of the Farmers Bank stock surrendered in exchange for such Common Stock.

        6. The payment of cash to a Farmers Bank stockholder in lieu of a fractional share interest in Mercshares Common Stock will be treated as received by such holder as a distribution in redemption of such fractional share interest. Gain or loss will be realized and calculated based on the difference between the amount of cash received by the Farmers Bank stockholder and the basis of such fractional share. If the fractional share of Farmers Bank stock surrendered for the Mercshares Common Stock is held by such stockholder as a capital asset at the Effective Time, any gain or loss resulting to such former holder from such redemption will be capital gain or loss.

        7. In the case of any Farmers Bank stockholder who exercises his or her appraisal rights under the applicable provisions of the Maryland Financial Institutions Article and Maryland General Corporation Law and receives solely cash in exchange for his Farmers Bank stock, such cash will be treated as being received by such stockholder as a distribution in redemption of his Farmers Bank stock. Gain or loss will be realized and calculated based on the difference between the amount of cash received by any such Farmers Bank stockholder and his basis in his Farmers Bank stock exchanged

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    therefor. If the shares of stock held by such stockholder are held as capital assets on the date of such exchange, any gain or loss resulting to such stockholder from such redemption will be capital gain or loss.

    No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    The conclusions, predictions, statements and analysis presented herein and in the Proxy Statement-Prospectus are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the U.S. IRS will not be judicially sustained.

    Our opinion regarding the tax consequences of the Merger are limited solely to those expressed in this opinion and are provided for the benefit of Mercshares and the Farmers Bank stockholders and may not be relied upon by others without our written consent.

                                          Very truly yours,

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